Exhibit 10.2

INTRINSYC TECHNOLOGIES CORPORATION

RESTRICTED SHARE UNIT PLAN

ARTICLE 1

PURPOSE

1.1       Purpose

The purpose of this Restricted Share Unit Plan is to provide directors, officers, employees and consultants of the Company and its Subsidiaries with Restricted Share Units as incentive compensation in order to allow them to participate in the long-term success of the Company and to promote a greater alignment of their interests with the interests of the Company’s shareholders.

ARTICLE 2

INTERPRETATION

2.1       Definitions

As used in the Plan, the following terms have the respective meanings:

(a)	“Account” means a bookkeeping account maintained for each Participant on the books of the Company which will be credited with Restricted Share Units in accordance with the terms of the Plan;

(b)	“Applicable Withholding Taxes” is defined in Section 3.11;

(c)	“Associate” has the meaning ascribed to that term in the Securities Act (Ontario);

(d)	“Award” means an award of RSUs granted in accordance with Section 3.2;

(e)	“Award Agreement” means a written agreement between the Company and a Participant in a form approved by the Plan Administrator, evidencing the terms and conditions on which an Award has been granted under this Plan;

(f)	“Blackout Period” is defined in Section 3.9(d);

(g)	“Board” means the board of directors of the Company;

(h)	“Cause” means “cause” as defined in the Participant’s employment agreement with the Company or a Subsidiary, and if there is no such meaning given or agreement, has the meaning as defined by applicable law or, if not so defined, such term shall refer to circumstances where an employer can terminate an individual’s employment without notice; provided, however, that for U.S. Taxpayers, such circumstances shall be limited to those following the Participant’s engagement in any misconduct, dishonesty, insubordination or other act adversely affecting the goodwill of the Company or a Subsidiary, or adversely affecting the Company’s or a Subsidiary’s relationships with their customers or employees, including without limitation, the Participant’s conviction of a felony or crime of moral turpitude;

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(i)	“Change of Control” means:

(i)	the completion of a transaction the result of which is that a Person, or any group of two or more Persons acting jointly or in concert, acquires or becomes the holder of securities of the Company representing 50% or more of the aggregate voting power of all of the Company’s then issued and outstanding securities; or

(ii)	the consummation of an amalgamation, arrangement, merger or other transaction or series of related transactions resulting in the combination of the Company with or into another entity, where the shareholders of the Company immediately prior to such transaction or series of related transactions, directly or indirectly do not continue to hold securities representing 50% or more of the aggregate voting power of the securities of the continuing or surviving entity immediately following such transaction or series of related transactions;

(iii)	a sale, transfer or other disposition or series of related sales, transfers or other dispositions, of all or substantially all of the Company’s assets (other than a sale, transfer or other disposition to a wholly-owned Subsidiary), including an exclusive irrevocable licensing of all or substantially all of the Company’s intellectual property to a third party that would otherwise qualify as a sale of all or substantially all of the assets of the Company under applicable law (other than licensing to a wholly-owned subsidiary of the Company);

(iv)	any declaration or payment of any dividend or any other distribution (including return of capital) on any of the Company’s capital stock or other equity securities or series of such declarations or payments involving all or substantially all of the assets the Company held prior to the declaration or payment or series of declarations or payments;

provided that, unless otherwise determined by the Board, a “Change of Control” shall not include (i) an amalgamation, merger or consolidation of the Company with or into a Subsidiary; (ii) a transaction undertaken solely for the purpose of changing the Company’s place of domicile or jurisdiction of incorporation; or (iii) a bona fide equity financing of the Company;

(j)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(k)	“Committee” means the Compensation and Corporate Governance Committee of the Board or such other committee or persons as may be designated by the Board;

(l)	“Company” means Intrinsyc Technologies Corporation, a corporation governed by the federal laws of Canada, and any successor;

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(m)	“Controlled” means, in relation to an entity that is controlled by a Person, if:

(i)	in the case of an entity which is a corporation, the Person holds voting securities of the entity carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the Person and the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the entity;

(ii)	in the case of an entity which is a partnership, other than a limited partnership, the Person holds more than 50% of the interests in the partnership; or

(iii)	in the case of an entity which is a limited partnership, the Person is a general partner of the entity;

(n)	“Disability” or “Disabled” means a physical or mental impairment sufficient to make the individual unable to perform his or her duties with the Company or a Subsidiary as adjudicated by a third party such as, but not limited to, the Company’s insurance carrier(s) or WorkSafe BC or equivalent entity in other jurisdictions;

(o)	“Distribution Date” is defined in Section 3.9(a);

(p)	“Final Date” is defined in Section 3.6;

(q)	“Incentive Plan” means share option, share option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to directors, officers, employees or consultants of the Company;

(r)	“Insider” has the meaning ascribed thereto in the TSX Company Manual;

(s)	“Multiplier” means a percentage rate (rounded to two decimal points) calculated in the manner set out in the Award Agreement, to be applied upon the achievement of Performance Criteria set out in the Award Agreement;

(t)	“Participant” means any Person who (i) is eligible to participate in the Plan in accordance with Section 3.1, and (ii) has an RSU which has not yet been paid;

(u)	“Payment Shares” is defined in Section 3.9(a);

(v)	“Performance Criteria” means such financial and/or personal performance criteria as may be set out in the Award Notice, which may be applied to the Company as a whole, any Subsidiary or any business unit of the Company or a Subsidiary, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group;

(w)	“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

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(x)	“Plan” means this Restricted Share Unit Plan, as amended from time to time;

(y)	“Plan Administrator” means the Board, the Committee or any Person to whom the Board or Committee has delegated authority for plan administration pursuant to Section 6.2;

(z)	“Restricted Share Unit” or “RSU” means a bookkeeping entry equivalent in value to a Share, credited to a Participant’s Account in accordance with Section 3.2;

(aa)	“Retirement” means termination of employment of a Participant from active employment with the Company and its Subsidiaries (other than for Cause) where the Participant:

(i)	in the case of the Chief Executive Officer (“CEO”) and the CEO’s direct reports, the retirement has been approved by the Board and the Participant complies with such conditions as the Board may require in connection with its approval; or in the case of all other Participants, the Participant has attained (i) age sixty-five (65) or reaches age fifty-five (55) with at least (ten) 10 years of service, or (ii) at or after such lesser age and/or service thresholds as the Plan Administrator may determine;

(ii)	has given the Company or its Subsidiary employing the Participant formal notice of their intention to retire at least six months in advance, or such lesser advance notice as the Plan Administrator may approve in its discretion;

(iii)	is paid no cash severance payment or retiring allowance or equivalent; and

(iv)	has complied with such transitional activities as may be reasonably required by the Company or its Subsidiary employing the Participant during the period from the date notice of the Participant’s intention to retire has been given until the date the Participant ceases active employment with the Company and its Subsidiaries.

(bb)	“Section 409A” means section 409A of the Code, including any authority and guidance issued thereunder;

(cc)	“Share” means a common share of the Company or, in the event of an adjustment contemplated by Section 5.2, such other number or type of securities as the Board or the Committee may determine;

(dd)	“Subsidiary” means any entity directly or indirectly Controlled by the Company;

(ee)	“Termination Date” means the date designated by the Participant and the Company or a Subsidiary in a written employment agreement, or other written agreement between the Participant and Company or a Subsidiary, or if no written employment agreement exists, the date designated by the Company or a Subsidiary, as the case may be, on which a Participant ceases to be a Participant of the Company or the Subsidiary, as the case may be, provided that, in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given, and “Termination Date” specifically does not mean the date of termination of any period of reasonable notice that the Company or the Subsidiary (as the case may be) may be required by law to provide to the Participant;

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(ff)	“U.S. Taxpayer” means a Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for the purposes of the Code or a Participant for whom the Award of Restricted Share Units under this Plan would otherwise be subject to U.S. taxation under the Code; and

(gg)	“Vesting Date” means the date on which an RSU awarded to a Participant vests, as specified in the applicable Award Agreement; provided that, for greater certainty, in no case shall the Vesting Date for any RSU occur after the Final Date applicable to the RSU.

2.2       Certain Rules of Interpretation

(a)	Whenever the Plan Administrator exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board, Committee or Plan Administrator, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding business day in the event that the last day of the period is not a business day. In the event an action is required to be taken or a payment is required to be made on a day which is not a business day such action shall be taken or such payment shall be made by the immediately preceding business day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

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ARTICLE 3

AWARDS

3.1       Eligibility

All employees, directors, officers or consultants of the Company or a Subsidiary are eligible to receive RSUs under the Plan. The Board or the Committee reserves the right to restrict eligibility or otherwise limit the number or categories of Persons eligible for participation in the Plan at any time.

3.2       Awarding of Restricted Share Units

The Plan Administrator shall specify the number or the manner of determining the number of Restricted Share Units awarded to each Participant and any other conditions relating to the Restricted Share Units that the Plan Administrator deems appropriate. Restricted Share Units may be granted to any eligible individuals at any time, and need not be made to eligible individuals, at the same time. RSUs allocated to Participants are awarded in respect of services rendered by the Participant following the date of the Award. In no event may RSUs be allocated to Participants for, or in respect of, services rendered in any period prior to the commencement of the calendar year in which the RSUs are allocated.

3.3       Compliance with Securities Laws

Any Restricted Share Units granted under this Plan shall be subject to the requirement that, if at any time the Company shall determine that the listing, registration or qualification of the Shares issuable pursuant to settlement of such RSUs upon any securities exchange or under any securities laws of any jurisdiction, or the consent or approval of a stock exchange, including the Toronto Stock Exchange, and any securities commissions or similar securities regulatory bodies having jurisdiction over the Company is necessary as a condition of, or in connection with, the grant or exercise of such RSUs or the issuance of Shares thereunder, such Shares may not be issued pursuant to such Restricted Share Units unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Plan Administrator. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval. Participants shall, to the extent applicable, cooperate with the Company in complying with such legislation, rules, regulations and policies.

3.4       Total Shares Subject to Restricted Share Units

(a)	Subject to adjustment as provided for in Section 5.2 and any subsequent amendment to the Plan, the aggregate number of Shares reserved for issuance pursuant to Restricted Share Units granted under the Plan shall not exceed 500,000 Shares.

(b)	To the extent any Restricted Share Units (or portion(s) thereof) under the Plan terminate or are cancelled for any reason prior to settlement in full, or are surrendered to the Company by the Participant, except surrenders relating to the tax withholding obligations related to any such Award, the Shares subject to such Awards (or portion(s) thereof) will again become available for issuance pursuant to Restricted Share Units granted under this Plan.

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(c)	Notwithstanding anything in this Plan, but subject to Section 3.4(a), the following limitations apply:

(i)	the number of Shares issuable to any one Participant under the Incentive Plans shall not exceed 5% of the total number of issued and outstanding Shares on a non-diluted basis;

(ii)	the number of Shares which may be issuable under the Incentive Plans within a one year period to any one Participant who is an Insider and any Associate of such Insider, shall not exceed 5% of the total number of issued and outstanding Shares on a non-diluted basis;

(iii)	the number of Shares issuable to Insiders at any time, and the number of Shares issued to all Insiders within any one year period under the Incentive Plans, shall not exceed 10% less one Share of the total number of issued and outstanding Shares on a non-diluted basis; and

(iv)	the number of Shares reserved for issuance to non-employee directors under the Plan at any time shall not exceed 1% of the total number of issued and outstanding Shares on a non-diluted basis, and the aggregate value of any grant under this Plan to any one non-employee director in any calendar year shall not exceed $100,000 (based on the grant date fair value of the Shares underlying the Restricted Share Units).

3.5       Award Agreements

Each grant of Restricted Share Units granted under this Plan will be evidenced by an Award Agreement substantially in the form of the agreement set out in Schedule “A”. Each Award Agreement will contain such provisions as are required by this Plan and any other provisions that the Committee may direct. Each Award Agreement will be subject to the applicable provisions of this Plan except to the extent that the Committee, in its discretion, determines to vary the terms of this Plan in the Award Agreement and the Award Agreement identifies which terms of the Plan are being varied. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to each Participant granted an Award pursuant to this Plan (other than to himself or herself), except that an Award Agreement for the Chief Executive Officer shall be signed by the Chair of the Board or the Chair of the Committee. Award Agreements need not be identical between different Participants or with respect to different Restricted Share Unit grants to the same Participant.

3.6       Vesting

A grant of Restricted Share Units may provide that the Restricted Share Units to be credited to a Participant’s Account shall be subject to vesting over a period of time and/or meeting certain Performance Criteria. Any vesting requirements applicable to all or any portion of an Award shall be set forth in the Award Agreement; provided that any Restricted Share Units that remain unvested on December 31st of the third calendar year following the year in which the Award occurred (the “Final Date”) shall expire and be cancelled. Except as otherwise provided in the Plan, each vested RSU will be payable in accordance with Sections 3.9 and 3.10.

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3.7       Performance Restricted Share Units

An Award Agreement may provide that the number of Restricted Share Units credited to a Participant’s Account or the cash payment to be made in respect of such Restricted Share Units shall be subject to adjustment pursuant to a Multiplier based on the achievement of Performance Criteria as specified in the Award Agreement.

3.8       Adjustments to Performance Criteria and Multiplier

The Committee may in its discretion at any time after Restricted Share Units have been granted and prior to the issue of Shares pursuant to such Restricted Share Units, make such adjustments as it deems appropriate to any of the Performance Criteria and/or the methodology for calculating the Multiplier where:

(a)	a relevant measure included in the Performance Criteria no longer exists, has materially changed or is no longer relevant to the Company’s business;

(b)	a company included in any peer group for purposes of assessing relative performance has ceased to be publicly traded; or

(c)	the Committee determines an adjustment should be made to reflect extraordinary circumstances that were not anticipated at the time the RSUs were granted.

3.9       Form of Payment

(a)	As soon as practicable after the Vested Date, and subject to Section 3.9(c), the Company shall, at its sole election and option, either (i) issue to the Participant or to the Participant’s estate a number of fully paid and non-assessable Shares equal to the number of Restricted Share Units in the Participant’s Account that became payable on the Vesting Date (the “Payment Shares”); or (ii) pay to the Participant or the Participant’s estate a lump sum payment in cash equal to the number of Restricted Share Units in the Participant’s Account that became payable on the Vesting Date multiplied by the price as of the close of trading for the Shares on such Vesting Date, in each case less Applicable Withholding Taxes. As of the date of such distribution or payment (the “Distribution Date”), the Restricted Share Units in respect of which such Shares are distributed or cash payment in lieu of Shares is made shall be cancelled and no further payments shall be made to the Participant under the Plan in relation to such Restricted Share Units.

(b)	Notwithstanding Section 3.9(a):

(i)	as a condition to the distribution of cash in payment of any Restricted Share Units, the Company may, at its sole discretion, (A) require the Participant to first pay to the Company or (B) require the Company to deduct from such cash amount, Applicable Withholding Taxes; and

(ii)	as a condition to the issuance of Shares in payment of any Restricted Share Units, the Company may, at its sole discretion, (A) require the Participant to first pay to the Company in cash, or (B) require the Company to reduce the number of Shares to be distributed to such Participant by, an amount equal in value (based on the price as of the close of trading for the Shares as of the Distribution Date) to the Applicable Withholding Taxes; and

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(iii)	the Company shall advise the Participant in writing of any Applicable Withholding Taxes required in connection with the settlement of the RSUs.

(c)	Notwithstanding anything to the contrary in this Section 3.9, the Distribution Date shall not be later than the Final Date applicable to the particular RSU.

(d)	If the Distribution Date falls within a trading blackout period imposed by or on the Company for securities law purposes (the “Blackout Period”), the Company shall, subject to Section 3.9(c), automatically extend such Distribution Date to the second business day after the end of the Blackout Period.

3.10       Change of Control

Subject to Sections 3.6 and 3.9, in the event of a Change of Control transaction:

(a)	all outstanding unvested RSUs may, at the discretion of the Plan Administrator, be accelerated and be fully vested;

(b)	immediately prior to a Change of Control and subject to section to Section 3.10(a), the Company may, at its sole election and option, settle any vested RSUs by issuance of Payment Shares or payment of cash in lieu of Payment Shares;

(c)	each Participant shall consent to, vote for and raise no objections against, and waive all dissent and appraisal rights (if any) with respect to, the Change of Control transaction; and

(d)	if the Change of Control transaction is structured as a sale of Shares, and the Participants are issued Payment Shares pursuant to Section 3.10(b), each Participant shall agree to sell and shall be permitted to sell all of the Shares held by such Participant, including Shares issued pursuant to RSUs, on the terms and conditions approved by the Board and subject to the provision of customary representations, warranties and indemnities.

3.11       Taxes and Other Withholdings

It is a condition of each grant of Restricted Share Units that the Participant pays, or makes adequate arrangements satisfactory to the Company or a Subsidiary to satisfy, when due, any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding and any and all other amounts as it may be required by law to withhold (the “Applicable Withholding Taxes”) related to the Restricted Share Units. The Company and its Subsidiary, as applicable, are authorized to deduct from wages or other cash compensation payable to the Participant and from amounts payable to the Participant in connection with the Restricted Share Units in such manner as the Company or the Subsidiary may determine in its discretion to satisfy any or all such Applicable Withholding Taxes. Regardless of any action that the Company or a Subsidiary takes with respect to Applicable Withholding Taxes, the Participant remains responsible for satisfying the Participant’s tax obligations with respect to the granting, vesting and payment of Restricted Share Units. The Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the income tax, social insurance, payroll tax, or other tax treatment of any aspect of the Restricted Share Units, including the grant, vesting or payment of the Restricted Share Units; and (b) does not commit to structure the terms of the Restricted Share Units or any aspect of the Restricted Share Units to reduce or eliminate Participant’s liability for income tax, social insurance, payroll tax, or other taxes or to achieve any particular tax result.

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3.12       Dividend Equivalent

In the event a cash dividend is paid to shareholders of the Company on the Shares while a Restricted Share Unit is outstanding, the Plan Administrator may, in its sole discretion, elect to credit each Participant with additional Restricted Share Units. In such case, the number of additional Restricted Share Units will be equal to the aggregate amount of dividends that would have been paid to the Participant if the Restricted Share Units in the Participant’s Account on the record date had been Shares divided by the closing price of a Share on the date on which dividends were paid by the Company. If the foregoing shall result in a fractional Restricted Share Unit, the fraction shall be disregarded.

ARTICLE 4

TERMINATION OF EMPLOYMENT; FORFEITURE

4.1       Death or Disability

Unless otherwise determined by the Plan Administrator and set forth in an Award Agreement, if a Participant dies or becomes Disabled while employed by the Company or a Subsidiary:

(a)	a portion of the next instalment of any Restricted Share Units due to vest shall immediately vest such portion to equal to the number of Restricted Share Units next due to vest multiplied by a fraction, the numerator of which is the number of days elapsed since the date of vesting of the last instalment of the Restricted Share Units (or if none have vested, the date of grant of the RSUs) to the date of Disability or death and the denominator of which is the number of days between the date of vesting of the last instalment of the Restricted Share Units (or if none have vested, the date of grant of the RSUs) and the date of vesting of the next instalment of the Restricted Share Units;

(b)	any Performance Criteria assigned to any Restricted Share Units shall be deemed to have been met at 100% of the specified target level of performance for such Performance Criteria;

(c)	subject to Subsections 4.1(a) and 4.1(b), the date of Disability of a Participant shall be deemed to be the Vested Date of such Participant’s Restricted Share Units, and any Restricted Share Units held by the Participant that are not yet vested at the date of Disability or death shall be forfeited to the Company 30 days after the date of Disability or death;

(d)	such Participant’s eligibility to receive further grants of Restricted Share Units under the Plan ceases as of the date of Disability or death; and

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(e)	Notwithstanding Subsections 4.1(a), 4.1(b) and 4.1(c), the Plan Administrator may accelerate the vesting of all Restricted Share Units in the event of death.

4.2       Termination of Employment

Subject to Section 4.3, unless otherwise specified by the Plan Administrator in the Award Agreement:

(a)	where a Participant’s employment is terminated by the Company or a Subsidiary without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), then any RSU held by the Participant that has not vested as of the Termination Date is immediately forfeited and cancelled as of the Termination Date;

(b)	where a Participant’s employment terminates by reason of voluntary resignation by the Participant other than pursuant to Retirement, then any RSU held by the Participant that has not vested as of the Termination Date is immediately forfeited and cancelled as of the Termination Date;

(c)	where a Participant’s employment terminates by reason of Retirement, then any RSU held by the Participant that has not vested as of the Termination Date is immediately forfeited and cancelled as of the date of Retirement;

(d)	where a Participant’s employment terminates by reason of termination by the Company or a Subsidiary for Cause, then any RSUs held by the Participant, whether or not they have vested as of the Termination Date, are immediately forfeited and cancelled as of the Termination Date;

(e)	a Participant’s eligibility to receive further grants of Restricted Share Units under this Plan ceases as of the date that the Company or a Subsidiary, as the case may be, provides the Participant with written notification that the Participant’s employment is terminated in the circumstances contemplated by this Section 4.2, notwithstanding that such date may be prior to the Termination Date; and

(f)	notwithstanding Subsections 4.2(a) and 4.2(b), unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, Restricted Share Units are not affected by a change of employment or office within or among the Company or a Subsidiary for so long as the Participant continues to be an employee or officer of the Company or a Subsidiary.

4.3       Participants’ Entitlement

Except as otherwise provided in this Plan, Restricted Share Units previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Company and an Subsidiary of the Company. For greater certainty, all grants of Restricted Share Units remain outstanding and are not affected by reason only that, at any time, a Subsidiary of the Company ceases to be a Subsidiary of the Company.

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4.4       Clawback Terms

In the event any quarterly or annual financial statements of the Company are restated at any time, whether or not the Participant had knowledge of the basis for such restatement, the following adjustments shall be made to the Participant’s entitlement under the Plan if the Participant held the office of Vice-President or a more senior office of the Company at any time during the period covered by the restated financial statement:

(a)	if no Shares have been issued pursuant to the RSUs, the Multiplier (based on the applicable Performance Criteria) shall be calculated or recalculated after taking into account such restatement of the Company’s financial statements and the Participant’s entitlement hereunder shall otherwise remain unchanged;

(b)	if Shares have been issued pursuant to the RSUs and the restatement takes place not more than three years after such Shares were issued, the Multiplier shall be recalculated after taking into account such restatement of the Company’s financial statements and the Participant shall be obligated to pay to the Company an amount equal to the excess, if any, of the value the Participant received hereunder over the value the Participant would have received under such recalculation;

(c)	any payment required to be made pursuant to Section 4.4(b) shall be made within 30 days of the date on which the Company advises the Participant of the Multiplier, as recalculated, and the resulting adjustment amount; and

(d)	the Plan Administrator may in its discretion reduce in whole or in part any reduction in the Multiplier determined in accordance with this Section 4.4.

ARTICLE 5

REORGANIZATION

5.1       Reorganization of the Company

The existence of any Restricted Share Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.2       Adjustments and Reorganizations

In the event of any alteration in the number or class of or change in the Shares of the Company resulting from any stock dividend, subdivision, consolidation or reclassification of, or other change in, the Shares or the amalgamation, consolidation or merger of the Company, or other relevant changes in the capital of the Company, such proportionate adjustments, if any, as are appropriate to reflect such a change shall be made with respect to the number of Restricted Share Units credited to each Account and/or the number and type of securities which shall constitute “Shares” under the Plan. In the event the Company is not the surviving company of a merger, consolidation, amalgamation or plan of arrangement or other corporate restructuring with another company or in the event of a liquidation, dissolution or reorganization and in the absence of any surviving corporation’s assumption of the Company’s obligations with respect to Accounts, the Committee or its successor will determine in its discretion appropriate settlements of Accounts.

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5.3       Discretion to Permit Vesting and Payment

Notwithstanding the provisions of Sections 5.2 and Article 4, the Plan Administrator may, in its discretion, at any time prior to or following the events contemplated in such Sections and Article 4, permit (a) the vesting of any or all Restricted Share Units held by a Participant, and (b) except with respect to any Participant who is a U.S. Taxpayer, and whose Award of Restricted Share Units is subject to Section 409A, the payment of such Restricted Share Units, in each case in the manner and on the terms authorized by the Plan Administrator.

5.4       Issue by Company of Additional Shares

Neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to, the number of Shares that may be acquired as a result of a grant of Restricted Share Units, except as expressly provided in this Article 5.

5.5       Fractions

No fractional Shares will be issued pursuant to any Restricted Share Units. Accordingly, if, as a result of any adjustment under this Article 5, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

ARTICLE 6

ADMINISTRATION

6.1       Authority of the Plan Administrator

The Plan Administrator has discretion to:

(a)	determine from time to time which directors, officers, employees and consultants of the Company or any Subsidiary shall be eligible to receive Restricted Share Units;

(b)	make grants of Restricted Share Units under the Plan in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Restricted Share Units may be granted;

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(ii)	the conditions under which Restricted Share Units may be granted to Participants or may be forfeited to the Company, including any conditions relating to the attainment of specified Performance Criteria;

(iii)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to RSU grants, and the nature of such restrictions or limitations, if any; and

(iv)	any acceleration of vesting, or waiver of termination regarding any grant of RSUs, based on such factors as the Plan Administrator may determine;

(c)	establish the form or forms of Award Agreements;

(d)	cancel, amend, adjust or otherwise change any grant of RSUs under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;

(e)	make determinations with respect to the level of performance achieved with respect to any Performance Criteria;

(f)	establish the Multiplier, including the Multiplier to be calculated or recalculated pursuant to Section 4.4 together with the resulting adjustment, and make any determination referred to in Section 4.4; and

(g)	amend the Plan pursuant to Section 6.5 or determine the funded status of the Plan pursuant to Section 7.6.

6.2       Administration

Except to the extent (i) the Plan expressly states that authority with respect to a matter has been reserved to the Board under this Plan (and such authority has not been delegated by the Board), (ii) the Board has made a determination pursuant to Section 6.1 or (iii) the Committee has delegated its authority as Plan Administrator pursuant to Section 6.3, this Plan will be administered by the Committee and the Committee has sole and complete authority, in its discretion, to exercise the authority set out in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(e) and 6.1(f) and, as Plan Administrator, to:

(a)	construe and interpret this Plan and all Award Agreements;

(b)	establish, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favourable tax treatment under applicable foreign laws; and

(c)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

6.3       Plan Administrator

(a)	The initial Plan Administrator shall be the Committee; and

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(b)	The Committee may, from time to time, delegate to any specified officer(s) of the Company or its Subsidiaries all or any of the powers conferred on the Committee as Plan Administrator pursuant to this Plan, including the power to sub-delegate to other employees of the Company or its Subsidiaries. In such event, the delegate or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party.

6.4       Determinations Binding

Any decision made or action taken by the Board, the Committee or any officers or employees to whom authority has been delegated pursuant to Section 6.3(b) arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Company, the affected Participant(s), their legal and personal representatives and all other Persons. Any such determination need not be uniform and may be made selectively among persons who receive or are eligible to receive Restricted Share Units under the Plan (whether or not such persons are similarly situated).

6.5       Plan Amendment

The Plan Administrator may from time to time, without notice and without approval of the holders of voting shares in the capital of the Company, amend, modify, change, suspend or terminate the Plan or any Restricted Share Units granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)	no such amendment, modification, change, suspension or termination of the Plan or any Restricted Share Units granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or stock exchange requirements;

(b)	approval of the holders of voting shares in the capital of the Company (in accordance with the rules of the exchange upon which the Common Shares may be listed) shall be required for any amendment, modification or change that:

(i)	increases the number of Shares reserved for issuance under the Plan, except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(ii)	permit Restricted Share Units to be transferred other than for normal estate settlement purposes;

(iii)	change the Insider participation limits set forth in Section 3.4(c); and

(iv)	deletes or reduces the range of amendments which require approval of the holders of voting shares in the capital of the Company under this Section 6.5(b).

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6.6       Plan Termination

The Board may decide to discontinue granting Awards under the Plan at any time, in which case no further Restricted Share Units shall be awarded or credited under Section 3.2. Any Restricted Share Units which remain outstanding in a Participant’s Account at that time shall continue to be dealt with subject to the terms of the Plan. Any purported termination of the Plan shall have no effect on Restricted Share Units made prior to the date of such purported termination. The Plan shall terminate when all payments owing under the Plan have been made and all Restricted Share Units have been cancelled in all Participants’ Accounts.

6.7       Costs

The Company shall pay all costs of administering the Plan.

6.8       U.S. Taxpayers/Section 409A

For greater certainty and notwithstanding anything to the contrary contained in the Plan or any Award Agreement:

(a)	the Plan is intended be exempt from Section 409A and if not so exempt, to comply with Section 409A and shall be interpreted accordingly,

(b)	no provision of the Plan or amendment to the Plan or adjustment or conversion of Restricted Share Units to alternate arrangement shall permit the acceleration of payments under the Plan to U.S. Taxpayers contrary to the provisions of Section 409A, including, for avoidance of doubt, following the termination of the plan and acceleration of payment regulations upon a “change in ownership” or “change in control” as such terms are defined in Section 409A; and

(c)	for the sake of clarity, termination of employment and other similar terms used in this Plan shall be construed in light of the definition of “separation from service” within the meaning of Section 409A. Furthermore, to the extent applicable, specified employees as defined under Section 409A will be subject to a six-month delay in payment on Restricted Share Units payable upon a “separation of service”, if any, unless the payment of the Award is exempt from the requirements of Section 409A, or is otherwise structured in a manner that does not require a delay in payment.

ARTICLE 7

GENERAL

7.1       Governing Provisions

The terms and conditions of each Award are set out in the Plan and the applicable Award Agreement. Except as specified in the Plan, in the event of a conflict between the terms and conditions of an Award and the terms and conditions of an employment agreement between the Participant and the Company or a Subsidiary, the terms and conditions of the Award shall govern.

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7.2       Participation is Voluntary; No Additional Rights to Employment

Participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. Participation in the Plan shall not be construed to give any Participant a right to be retained or to continue to be retained in the employment of the Company or a Subsidiary. Nothing in the Plan shall be construed to provide the Participant with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation, whether upon termination of the Participant’s employment or otherwise. Without limiting the foregoing, the Participant agrees that:

(a)	Restricted Share Units are granted voluntarily by the Company, are discretionary in nature, and subject to Sections 6.5 and 6.6, may be modified, suspended, or terminated by the Company at any time and do not create any contractual or other right to receive future grants or cash or benefits in lieu thereof, even if such grants have been made repeatedly in the past;

(b)	the grant of RSUs does not constitute compensation of any kind for services of any kind rendered to the Company or to the Participant’s employer which are outside the scope of the Participant’s employment contract, if any, and employment;

(c)	the grant of RSUs is not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar benefits or any other entitlements.

(d)	in consideration of the grant of RSUs, no claim or entitlement to compensation or damages arises from forfeiture of the Restricted Share Units resulting from the Participant’s termination of employment and the Participant irrevocably releases the Company from any such claim that may arise; and if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue and enforce such claim.

7.3       Value of Restricted Share Units Not Guaranteed

The value of a Restricted Share Unit is based on the price of a Share and is thus not guaranteed. The value of a Restricted Share Unit at the time it becomes payable may be higher or lower than the value at the time it was credited to a Participant’s Account under the Plan. No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. No amount will be paid to compensate a Participant in respect of (i) any change in the value of a Share from the date an RSU is granted to the date the RSU vests, the date of any Change of Control or the date Shares are actually issued pursuant to the RSU, (ii) any change in currency exchange rates, or (iii) interest in respect of the period from the date of a Change of Control to the date the Award is paid. The Company makes no representations or warranties to Participants with respect to the Plan or the Shares whatsoever. In seeking the benefits of participation in the Plan, a Participant agrees to accept all risks associated with a decline in the market price of Shares.

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7.4       No Shareholder Rights

Under no circumstances shall Restricted Share Units be considered Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares, nor shall any Participant be considered the owner of Shares by virtue of the Award of Restricted Share Units.

7.5       Tax Matters

Participants subject to income tax in jurisdictions other than the country where they are employed according to the Company’s records may be subject to other tax consequences based on the tax laws of those local jurisdictions relating to their participating in the Plan. Neither the Company nor any Subsidiary is providing any tax advice regarding the Restricted Share Units. None of the Company and the Subsidiaries, and none of their respective directors, officers, employees and advisers, shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan. Participants are advised to confirm the consequences of participating in the Plan with their own tax advisors.

7.6       Unfunded Plan

Unless otherwise determined by the Board, the Plan shall be unfunded and any obligation to make a payment in the future upon redemption of Restricted Share Units will remain an unfunded liability recorded on the books of the Company. To the extent any Participant or his or her estate holds any rights with respect to any RSUs, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Company.

7.7       Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

7.8       Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of the Company and a Participant who has received an Award under the Plan, including without limitation, the estate of such Participant and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Company or Participant.

7.9       General Restrictions and Assignment

The rights of a Participant under the Plan are not capable of being assigned or transferred, and immediately upon any assignment or transfer, or any attempt to do so, such Restricted Share Units will terminate and be of no further force or effect. The rights of a Participant under the Plan are not capable of being alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

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7.10      Governing Law

(a)	The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b)	The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of British Columbia in respect of any action or proceeding relating in any way to the Plan, including with respect to the grant of Restricted Share Units and any issuance of Shares made in accordance with the Plan.

7.11       Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

7.12       Notices

All notices or communications under this Plan shall be delivered in writing, personally or by registered mail, postage prepaid, or e-mail. All notices to the Company or Plan Administrator shall be addressed to the Company’s Chief Financial Officer, at the registered offices of the Company or via e-mail at greznik@intrinsyc.com. All notices to Participants shall be addressed to the last address for such person maintained in the records of the Company. Either the Participant or Intrinsyc may designate a different address by written notice to the other. Any notice given by either the Participant or Intrinsyc is not binding on the recipient thereof until received.

7.13       Electronic Delivery

The Company or the Plan Administrator may from time to time establish procedures for (i) the electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, Award Agreements, and all other forms of communications) in connection with any Award made under the Plan, (ii) the receipt of electronic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures shall satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

7.14       Country Specific Provisions

(a)

Notwithstanding any provisions in this Plan, the Restricted Share Units shall be subject to any special terms and conditions set forth in all applicable exhibits to this Plan for the applicable country. Moreover, if the Participant relocates to one of the countries included in any exhibit as applicable, the special terms and conditions for such country will apply to the Participant to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Restricted Share Units.

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(b)	If the Participant moves to any other country, additional terms and conditions may apply to the Participant’s Restricted Share Units. The Company reserves the right to impose other requirements on the Restricted Share Units to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Restricted Share Units and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

7.15       Effective Date

The Plan became effective on May 16, 2017.

INTRINSYC TECHNOLOGIES CORPORATION

By:	/s/ George Reznik
Name: George Reznik
Title: CFO

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SCHEDULE A

INTRINSYC TECHNOLOGIES CORPORATION

FORM OF RESTRICTED SHARE UNIT AWARD AGREEMENT

Intrinsyc Technologies Corporation (“Intrinsyc”) hereby grants the following Restricted Share Unit(s) to you subject to the terms and conditions of this Award Agreement, together with the provisions of Restricted Share Unit (the “Plan”) in which you become a “Participant”, all the terms of which Plan are hereby incorporated into this Award Agreement:

Name and Address of Participant: __________________________________________________________________________

Date of Grant:__________________________________________________________________________________________

Total Number Granted:___________________________________________________________________________________

Vesting Conditions: _____________________________________________________________________________________

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	All notices or communications under this Plan shall be delivered in writing, personally or by registered mail, postage prepaid, or e-mail. All notices to the Company or Plan Administrator shall be addressed to Intrinsyc’s Chief Financial Officer, at the registered offices of Intrinsyc or via e-mail at greznik@intrinsyc.com. All notices to the Participant will be addressed to your last address for maintained in the records of Intrinsyc.

3.	Nothing in the Plan, in this Award Agreement, or as a result of the grant of an Award to you, will affect any right of Intrinsyc, or of any Affiliate, to terminate your employment at any time for any reason whatsoever. Upon such termination, your rights to exercise Award will be subject to restrictions and time limits, complete details of which are set out in the Plan.

INTRINSYC TECHNOLOGIES CORPORATION

________________________________________________________________________

Authorized Signatory

I have read the foregoing Award Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of the Award Agreement and the Plan. I agree to be bound by the terms and conditions of the Plan governing the Award.

Date Accepted	Signature

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